UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Act of 1934

Date of Report (Date of earliest event reported):  July 1, 2013

LSI INDUSTRIES INC.
(Exact name of Registrant as specified in its Charter)

Ohio	0-13375	31-0888951
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No. )
10000 Alliance Road, Cincinnati, Ohio		45242
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code                                                                                                           (513) 793-3200

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 – Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
On July 1, 2013, the Board of Directors (the “Board”) of LSI Industries Inc. (the “Company”) elected Robert P. Beech to serve as a director until the next annual meeting of shareholders and until his successor is duly elected and qualified.   The Board has determined that Mr. Beech is an independent director in accordance with guidelines that the Company has adopted, which guidelines comply with the listing standards set forth by The Nasdaq Stock Market. Mr. Beech has been appointed to serve on the Board’s Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee.

Mr. Beech is currently an Entrepreneur-in-Residence at CincyTech, LLC (dba CincyTechUSA), a seed-stage venture investment organization focused on strengthening the Southwest Ohio economy.  Prior to joining CincyTech, Mr. Beech served as the CEO (2004-2009) and Senior Vice President of Corporate Development & Communications (2009-2012) for Intrexon Corporation, a privately held biotechnology company. Prior to 2003, Mr. Beech served as CEO of Digineer, Inc., an international healthcare information technology company he founded in 1986 and led until 2002.

There is no arrangement or understanding between Mr. Beech and any other person pursuant to which Mr. Beech was elected as a director of the Company. There have been no transactions nor are there any proposed transactions between the Company and Mr. Beech that would require disclosure pursuant to Item 404(a) of Regulation S-K.  Mr. Beech will participate in the compensation arrangements that LSI provides to its non-employee directors. Mr. Beech was awarded 1,188 shares of the Company’s common stock for his quarterly retainer.

 A copy of the press release announcing Mr. Beech’s election is furnished as Exhibit 99 and incorporated by reference in this Item 5.02.

Item 9.01 – Financial Statements and Exhibits.

(d)           Exhibits.

99           Press Release Dated July 1, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

LSI INDUSTRIES INC.

July 2, 2013	By:	/s/ Ronald S. Stowell
Ronald S. Stowell
Vice President, Chief Financial Officer and Treasurer
(Principal Accounting Officer)